Exhibit 3.1.2
CERTIFICATE OF AMENDMENT
to the
Second Amended and Restated Certificate of Incorporation
of
Iomai Corporation
     Iomai Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of this Corporation and declaring said amendment to be advisable;
     SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such approval being in accordance with the terms of the Second Amended and Restated Certificate of Incorporation and Sections 228 and 242 of the General Corporation Law of the State of Delaware;
     THIRD: That the Second Amended and Restated Certificate of Incorporation is hereby amended by adding the following provision to the end of Article Fourth, Section A:
“5. Stock Split. As of 12:01 A.M. (Eastern Time) on December 2, 2005 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to 1/13 of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificate or certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Common Stock divided by 13, with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to (x) the Fractional Share multiplied by (y) $15.00.”
     FOURTH: For accounting purposes only, this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of 12:01 A.M. (Eastern Time) on December 2, 2005 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 2nd day of December, 2005.

IOMAI CORPORATION
By:	/s/ Russell P. Wilson
	Name:	Russell P. Wilson
	Title:	Secretary